Exhibit 99.1

Kroger Reports Second Quarter 2020 Results and

Updates Full-Year 2020 Guidance

Second Quarter Highlights

•	Identical Sales without fuel grew 14.6%
•	Digital sales grew 127%
•	EPS of $1.03; Adjusted EPS of $0.73, up 66% compared to prior year
•	Operating Profit of $820 million; Adjusted FIFO Operating Profit of $894 million, up 43% compared to prior year
•	Strong alternative profit business growth
•	Continued investments to support and safeguard associates, customers and communities

CINCINNATI, September 11, 2020 -- The Kroger Co. (NYSE: KR) today reported its second quarter 2020 results, provided a Restock Kroger progress update on the three-year transformation plan, and shared a COVID-19 response update.

Comments from Chairman and CEO Rodney McMullen

“Each day I’m inspired by the work our incredible associates do to bring to life our purpose, to Feed the Human Spirit. I am proud of our dedicated associates who are serving our customers when they need us most. Our top priority is to provide a safe environment for associates and customers and as the pandemic continues, we will continue to rise to meet the challenge.

Customers are at the center of everything we do and, as a result, we are growing market share. Kroger’s strong digital business is a key contributor to this growth, as the investments made to expand our digital ecosystem are resonating with customers. Our results continue to show that Kroger is a trusted brand and our customers choose to shop with us because they value the product quality and freshness, convenience, and digital offerings that we provide.

We delivered extremely strong results in the second quarter and expect to deliver consistently attractive total shareholder returns. We are more certain than ever that the strategic choices and investments made through Restock Kroger to execute against our competitive moats - Fresh, Our Brands, Personalization and Seamless - have positioned Kroger to meet the moment, especially as customers are rediscovering their passion for food at home.”

Financial Results

	2Q20 ($ in millions; except EPS)	2Q19 ($ in millions; except EPS)
ID Sales* (Table 4)	14.6%	2.2%
EPS	$1.03	$0.37
Adjusted EPS (Table 6)	$0.73	$0.44
Operating Profit	$820	$559
Adjusted FIFO Operating Profit (Table 7)	$894	$626
FIFO Gross Margin Rate*	Increased 5 basis points
OG&A Rate*	Decreased 61 basis points

*without fuel and adjustment items, if applicable

Total company sales were $30.5 billion in the second quarter, compared to $28.2 billion for the same period last year. Excluding fuel, sales grew 13.9%.

Gross margin was 22.8% of sales for the second quarter. The FIFO gross margin rate, excluding fuel, increased 5 basis points primarily driven by sourcing efficiencies, sales leverage and growth in alternative profit streams. This was partially offset by price investments and mix changes.

LIFO charge for the quarter was $23 million, compared to $30 million for the same period last year.

The Operating, General & Administrative rate decreased 61 basis points, excluding fuel and adjustment items, due to sales leverage and execution of Restock Kroger initiatives, partially offset by continued COVID-19 related investments to support and safeguard its associates, customers and communities.

Rent and depreciation excluding fuel decreased 27 basis points due to sales leverage.

Capital Allocation Strategy

Kroger's capital allocation strategy is to use its adjusted free cash flow to invest in the business and drive profitable growth while also maintaining its current investment grade debt rating and returning capital to shareholders. The company actively balances the use of its adjusted free cash flow to achieve these goals.

Kroger's net total debt to adjusted EBITDA ratio is 1.70, compared to 2.46 a year ago (Table 5). The company's net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50. Kroger held temporary cash investments of approximately $2.4 billion as of the end of the quarter, reflecting improved operating performance and significant improvement in working capital.

During the quarter, Kroger repurchased $211 million shares under its $1 billion board authorization announced on November 5, 2019. On September 11, 2020, the Board of Directors authorized a $1 billion share repurchase program, replacing the prior authorization.

Earlier this year, Kroger increased the dividend by 13 percent, marking the 14th consecutive year of dividend increases.

2020 Guidance

Comments from CFO Gary Millerchip

“As a result of our strong performance in the first half, the expectation of sustained trends in food at home consumption and confidence in our ability to execute against the Restock Kroger strategy, we are updating our full year 2020 guidance.

There are still many uncertainties and, as a result, we are providing a wider guidance range. For the full year 2020, we expect total identical sales without fuel to exceed 13% and we expect to achieve adjusted EPS growth of approximately 45% to 50%.

Relative to delivering on our total shareholder return growth targets as outlined at our November 2019 Investor Day, these factors also lead us to believe that our 2021 business results will be higher than we would have expected prior to the COVID-19 pandemic.”

Full Year 2020

	IDS (%)	EPS ($)	Operating Profit ($B)	Tax Rate**	Cap Ex ($B)	Adjusted FCF ($B)	Share Repurchases ($M)
Adjusted*	>13.0%	$3.20 - $3.30	$3.9 - $4.0	23%	$3.0-$3.4	$2.5-$2.7	$600-$1,000

*Without adjusted items, if applicable; Identical sales is without fuel; Operating profit represents FIFO Operating Profit. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2020 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2020 GAAP financial results.

** This rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations, which cannot be predicted.

About Kroger

At The Kroger Co. (NYSE: KR), we are Fresh for Everyone™ and dedicated to our Purpose: To Feed the Human Spirit®. We are, across our family of companies, nearly half a million associates who serve over 11 million customers daily through a seamless shopping experience under a variety of banner names. We are committed to creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's second quarter 2020 ended on August 15, 2020.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute "forward-looking statements" about the future performance of the company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “continue,” “expect,” “future,” “guidance,” “positioned,” “strategy,” “trends,” and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•	Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: COVID-19 related factors, risks and challenges, including among others, the length of time that the pandemic continues, the temporary inability of customers to shop due to illness, quarantine, or other travel restrictions or financial hardship, shifts in demand away from discretionary or higher priced products to lower priced products, or stockpiling or similar pantry-filling activities, reduced workforces which may be caused by, but not limited to, the temporary inability of the workforce to work due to illness, quarantine, or government mandates, temporary store closures due to reduced workforces or government mandates, or the availability and efficacy of a vaccine; labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, changes in tariffs, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs and the extent and effectiveness of any COVID-19 stimulus packages; manufacturing commodity costs; diesel fuel costs related to Kroger's logistics operations; trends in consumer spending; the extent to which Kroger's customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger's ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger's ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events, including the coronavirus; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute on Restock Kroger; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

•	Kroger's effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on September 11, 2020 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Friday, September 11, 2020.

2nd Quarter 2020 Tables Include:

1.	Consolidated Statements of Operations
2.	Consolidated Balance Sheets
3.	Consolidated Statements of Cash Flows
4.	Supplemental Sales Information
5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
6.	Net Earnings Per Diluted Share Excluding the Adjustment Items
7.	Operating Profit Excluding the Adjustment Items

--30--

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rebekah Manis (513) 762-4969

Table 1.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2020		2019		2020		2019

SALES	$30,489	100.0%	$28,168	100.0%	$72,038	100.0%	$65,419	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING,WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	23,551	77.2	22,007	78.1	55,005	76.4	50,990	77.9
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,297	17.4	4,811	17.1	12,968	18.0	11,125	17.0
RENT	204	0.7	200	0.7	477	0.7	474	0.7
DEPRECIATION AND AMORTIZATION	617	2.0	591	2.1	1,442	2.0	1,370	2.1

OPERATING PROFIT	820	2.7	559	2.0	2,146	3.0	1,460	2.2

OTHER INCOME (EXPENSE)
INTEREST EXPENSE	(135)	(0.4)	(130)	(0.5)	(309)	(0.4)	(327)	(0.5)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	8	-	(4)	-	19	-	(1)	-
MARK TO MARKET GAIN (LOSS) ON INVESTMENTS	368	1.2	(45)	(0.2)	790	1.1	61	0.1
GAIN ON SALE OF BUSINESSES	-	-	-	-	-	-	176	0.3

NET EARNINGS BEFORE INCOME TAX EXPENSE	1,061	3.5	380	1.4	2,646	3.7	1,369	2.1

INCOME TAX EXPENSE	241	0.8	93	0.3	614	0.9	319	0.5

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	820	2.7	287	1.0	2,032	2.8	1,050	1.6

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1	-	(10)	-	1	-	(19)	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$819	2.7%	$297	1.1%	$2,031	2.8%	$1,069	1.6%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$1.04		$0.37		$2.58		$1.32

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	777		800		779		799

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$1.03		$0.37		$2.55		$1.31

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	786		805		787		805

DIVIDENDS DECLARED PER COMMON SHARE	$0.180		$0.160		$0.340		$0.300

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $23 and $30 were recorded in the second quarter of 2020 and 2019, respectively. For the year to date period, LIFO charges of $54 and $46 were recorded for 2020 and 2019, respectively.

Table 2.
THE KROGER CO.
CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	August 15,	August 17,
	2020	2019
ASSETS
Current Assets
Cash	$372	$354
Temporary cash investments	2,448	275
Store deposits in-transit	1,058	983
Receivables	1,526	1,567
Inventories	6,344	6,526
Prepaid and other current assets	538	435

Total current assets	12,286	10,140

Property, plant and equipment, net	21,881	21,820
Operating lease assets	6,822	6,861
Intangibles, net	1,029	1,103
Goodwill	3,076	3,095
Other assets	2,449	1,443

Total Assets	$47,543	$44,462

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$1,096	$1,353
Current portion of operating lease liabilities	666	675
Trade accounts payable	6,871	6,268
Accrued salaries and wages	1,267	1,099
Other current liabilities	4,678	3,955

Total current liabilities	14,578	13,350

Long-term debt including obligations under finance leases	12,386	12,130
Noncurrent operating lease liabilities	6,478	6,463
Deferred income taxes	1,634	1,502
Pension and postretirement benefit obligations	578	482
Other long-term liabilities	2,096	1,882

Total Liabilities	37,750	35,809

Shareowners' equity	9,793	8,653

Total Liabilities and Shareowners' Equity	$47,543	$44,462

Total common shares outstanding at end of period	775	801
Total diluted shares year-to-date	787	805

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$2,032	$1,050
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,442	1,370
Operating lease asset amortization	336	346
LIFO charge	54	46
Stock-based employee compensation	107	89
Company-sponsored pension plan costs	(9)	22
Deferred income taxes	176	(49)
Gain on sale of businesses	-	(176)
Gain on the sale of assets	(7)	(157)
Mark to market gain on investments	(790)	(61)
Other	121	(23)
Changes in operating assets and liabilities, net of effects from mergers and disposals of businesses:
Store deposits in-transit	121	198
Receivables	117	44
Inventories	685	274
Prepaid and other current assets	(16)	68
Trade accounts payable	522	209
Accrued expenses	335	104
Income taxes receivable and payable	195	(34)
Operating lease liabilities	(302)	(313)
Proceeds from contract associated with the sale of business	-	295
Other	286	(25)

Net cash provided by operating activities	5,405	3,277

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(1,343)	(1,581)
Proceeds from sale of assets	40	247
Net proceeds from sale of businesses	-	327
Other	(45)	(32)

Net cash used by investing activities	(1,348)	(1,039)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	504	53
Payments on long-term debt including obligations under finance leases	(28)	(1,025)
Net payments on commercial paper	(1,150)	(800)
Dividends paid	(254)	(226)
Proceeds from issuance of capital stock	87	18
Treasury stock purchases	(669)	(23)
Other	(126)	(35)

Net cash used by financing activities	(1,636)	(2,038)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	2,421	200

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	399	429
END OF PERIOD	$2,820	$629

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,343)	$(1,581)
Payments for lease buyouts	15	-
Changes in construction-in-progress payables	(110)	29
Total capital investments, excluding lease buyouts	$(1,438)	$(1,552)

Disclosure of cash flow information:
Cash paid during the year for interest	$373	$306
Cash paid during the year for income taxes	$229	$454

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	SECOND QUARTER		YEAR-TO-DATE
	2020	2019	2020	2019

EXCLUDING FUEL	$27,761	$24,226	$65,898	$56,272

EXCLUDING FUEL	14.6%	2.2%	17.1%	1.8%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity.  The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	August 15,	August 17,
	2020	2019	Change

Current portion of long-term debt including obligations under finance leases	$1,096	$1,353	$(257)
Long-term debt including obligations under finance leases	12,386	12,130	256

Total debt	13,482	13,483	(1)

Less: Temporary cash investments	2,448	275	2,173

Net total debt	$11,034	$13,208	$(2,174)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter basis.

	Rolling Four Quarters Ended
	August 15,	August 17,
	2020	2019

Net earnings attributable to The Kroger Co.	$2,621	$1,645
LIFO charge	113	48
Depreciation and amortization	2,721	2,521
Interest expense	585	611
Income tax expense	764	476
Adjustment for pension plan withdrawal liabilities	49	254
Adjustment for mark to market gain on investments	(886)	(36)
Adjustment for gain on sale of Turkey Hill Dairy	-	(106)
Adjustment for gain on sale of You Technology	-	(70)
Adjustment for Home Chef contingent consideration	37	11
Adjustment for loss on settlement of financial instrument	-	42
Adjustment for severance charge and related benefits	80	-
Adjustment for deconsolidation and impairment of Lucky's Market attributable to The Kroger Co. (a)	305	-
Adjustment for transformation costs (b)	119	-
Other	(16)	(25)

Adjusted EBITDA	$6,492	$5,371

Net total debt to adjusted EBITDA ratio	1.70	2.46

(a)	The adjustment for impairment of Lucky's Market attributable to The Kroger Co. excludes a $107 net loss attributable to the minority interest of Lucky's Market.

(b)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2020	2019	2020	2019

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$819	$297	$2,031	$1,069

ADJUSTMENT FOR PENSION PLAN WITHDRAWAL LIABILITIES(a)(b)	-	22	-	66
ADJUSTMENT FOR GAIN ON SALE OF TURKEY HILL DAIRY (a)(c)	-	-	-	(80)
ADJUSTMENT FOR GAIN ON SALE OF YOU TECHNOLOGY (a)(d)	-	-	-	(52)
ADJUSTMENT FOR MARK TO MARKET (GAIN) LOSS ON INVESTMENTS (a)(e)	(278)	36	(590)	(44)
ADJUSTMENT FOR HOME CHEF CONTINGENT CONSIDERATION (a)(f)	19	2	63	(16)
ADJUSTMENT FOR TRANSFORMATION COSTS (a)(g)	21	-	49	-

2020 AND 2019 ADJUSTMENT ITEMS	(238)	60	(478)	(126)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$581	$357	$1,553	$943

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$1.03	$0.37	$2.55	$1.31

ADJUSTMENT FOR PENSION PLAN WITHDRAWAL LIABILITIES (h)	-	0.03	-	0.08
ADJUSTMENT FOR GAIN ON SALE OF TURKEY HILL DAIRY (h)	-	-	-	(0.10)
ADJUSTMENT FOR GAIN ON SALE OF YOU TECHNOLOGY (h)	-	-	-	(0.06)
ADJUSTMENT FOR MARK TO MARKET (GAIN) LOSS ON INVESTMENTS (h)	(0.35)	0.04	(0.75)	(0.05)
ADJUSTMENT FOR HOME CHEF CONTINGENT CONSIDERATION (h)	0.02	-	0.08	(0.02)
ADJUSTMENT FOR TRANSFORMATION COSTS (h)	0.03	-	0.07	-

2020 AND 2019 ADJUSTMENT ITEMS	(0.30)	0.07	(0.60)	(0.15)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.73	$0.44	$1.95	$1.16

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	786	805	787	805

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)

(in millions, except per share amounts)

(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $27 in the second quarter of 2019. The year-to-date pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $86 in the first two quarters of 2019.

(c)	The pre-tax adjustment for gain on sale of Turkey Hill Dairy was ($106).

(d)	The pre-tax adjustment for gain on sale of You Technology was ($70).

(e)	The pre-tax adjustments for mark to market (gain) loss on investments were ($368) and $45 in the second quarters of 2020 and 2019, respectively. The year-to-date pre-tax adjustments for mark to market gain on investments were ($790) and ($61) in the first two quarters of 2020 and 2019, respectively.

(f)	The pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $25 and $2 in the second quarters of 2020 and 2019, respectively. The year-to-date pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $85 and ($21) in the first two quarters of 2020 and 2019, respectively.

(g)	The pre-tax adjustment to OG&A expenses for transformation costs was $29 in the second quarter of 2020. The year-to-date pre-tax adjustment to OG&A expenses for transformation costs was $67 in the first two quarters of 2020. Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

(h)	The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Note:	2020 Second Quarter Adjustment Items include adjustments for the mark to market gain on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2020 Adjustment Items include the Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2020 for the mark to market gain on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2019 Second Quarter Adjustment items include adjustments for pension plan withdrawal liabilities, the mark to market loss on investments and Home Chef contingent consideration adjustment.

2019 Adjustment Items include the Second Quarter Adjustment Items plus the adjustments that occurred in the first quarter of 2019 for pension plan withdrawal liabilities, the gain on sale of Turkey Hill Dairy, the gain on sale of You Technology, the mark to market gain on investments and Home Chef contingent consideration adjustment.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over year comparisons for operating profit because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	SECOND QUARTER		YEAR-TO-DATE
	2020	2019	2020	2019

Operating profit	$820	$559	$2,146	$1,460
LIFO charge	23	30	54	46

FIFO Operating profit	843	589	2,200	1,506

Adjustment for pension plan withdrawal liabilities	-	27	-	86
Adjustment for Home Chef contingent consideration	25	2	85	(21)
Adjustment for transformation costs	29	-	67	-
Other	(3)	8	(5)	12

2020 and 2019 Adjustment items	51	37	147	77

Adjusted FIFO operating profit excluding the adjustment items above	$894	$626	$2,347	$1,583